Exhibit 21.1

List of Subsidiaries

Name of Entity	State or Other Jurisdiction of Incorporation or Organization
DreamWorks Animation L.L.C.	Delaware
DreamWorks Animation Home Entertainment, Inc.	Delaware
DreamWorks Animation Home Entertainment, L.L.C.	Delaware
DreamWorks Animation International Services, Inc.	Delaware
DreamWorks Animation Live Stage Performances Limited	UK
DreamWorks Animation Live Theatrical Productions, L.L.C.	Delaware
DreamWorks Animation Online, Inc.	Delaware
DreamWorks Animation Television, Inc.	Delaware
DreamWorks Animation UK Limited	UK
DreamWorks, Inc.	Delaware
DreamWorks Post-Production L.L.C.	Delaware
DW Animation Ireland Limited	Ireland
DW Animation Studios India Private Limited	India
DWA Finance I L.L.C.	Delaware
DWA Glendale Properties, LLC	Delaware
DWA Live Stage Development, LLC	Delaware
DWA International Television Properties, Inc.	Delaware
DWT Shrek Tour One, Inc.	Delaware
Pacific Data Images, Inc.	California
Pacific Data Images L.L.C.	Delaware
Pacific Productions LLC	Delaware